News From:
	TRIAD PARK, LLC and TKG INTERNATIONAL

Contacts:               Stan Marquis                John Kontrabecki
			510 449-0606, ext. 6300     650 372-1222

TRIAL PARK LLC BOARD RECOMMENDS ACCEPTING MERGER PROPOSAL

LIVERMORE, Calif., February 1, 1998 -- The Advisory Board of Triad Park, LLC ("Triad Park") today announced the termination of the previously recommended merger proposal from TPL Acquisition, LLC, and has entered into a merger agreement with TKG Acquisition Company, LLC. The Advisory Board is recommending that the members of Triad Park approve the merger proposal from TKG Acquisition Company, LLC under which all outstanding membership interests in Triad Park would be exchanged for $1.65125 per share in cash.

TKG Acquisition Company, LLC and Triad Park have agreed that, subject to shareholder approval, Triad Park will merge with TKG Acquisition Company, LLC, which is affiliated with The Kontrabecki Group, Inc. (d/b/a TKG International) of San Mateo, California. As a result of the merger, TKG Acquisition Company, LLC will become liable for all obligations of Triad Park. TKG Acquisition Company is expected to be controlled by The Kontrabecki Group, Inc.

Triad Park was created in February 1997 upon the acquisition of Triad Systems Corporation by Cooperative Computing, Inc., of Austin, Texas. Shareholders of Triad System Corporation received one Triad Park membership share for each share of Triad Systems Corporation common stock. Triad Park's assets consist of approximately 300 acres of property formerly owned by Triad Systems Corporation and the company's 220,000-square-foot headquarters facility. Triad Park also assumed approximately $20.7 million of indebtedness previously secured by the spun-off real estate and was formed to liquidate its real estate portfolio, with proceeds used to pay expenses (including taxes), repay secured debt and distribute any remaining proceeds to holders of Triad Park membership interests.